Exhibit 10.29.3

AMENDED AND RESTATED STOCK OPTION ADDENDUM

This Amended and Restated Stock Option Addendum (this “Addendum”) is entered into as of December 23, 2002 by and between Exult, Inc. (the “Company”) and Kevin M. Campbell (“Optionee”).

A.    Optionee and the Company are parties to a Stock Option Addendum dated October 31, 2000 (the “Old Stock Option Addendum”).

B.    Concurrently herewith, Optionee and the Company are entering into an Employment Restructuring Agreement (the “ERA”) pursuant to which Optionee and the Company are making changes to various features of Optionee’s employment with the Company.

C.    This Agreement is entered into pursuant to the ERA to replace the Old Stock Option Addendum and set forth certain rights of Executive in connection with certain termination of his employment in the context of a change in control of the Company.

Therefore, the Company and Optionee hereby agree as follows:

1.    Upon an Involuntary Termination that occurs at any time from 60 days before a Change in Control until 548 days after a Change in Control, subject to Section 2, (i) all of the shares of the Company’s capital stock that are at the time of the Involuntary Termination subject to outstanding Covered Options or issued upon exercise of Covered Options prior to vesting shall automatically vest in full on an accelerated basis so that the Covered Options shall immediately become exercisable for all underlying shares as fully-vested and all shares issued upon exercise of Covered Options prior to vesting will become free of repurchase rights; and (ii) all shares of Specified Restricted Stock will vest, and restrictions applicable thereto pursuant to the RSA will lapse. The Covered Options shall remain governed by the plan pursuant to which they were granted, including for purposes of the period for which they will remain exercisable, except to the extent the plan is modified by a written agreement between Optionee and the Company. In order to facilitate the vesting that would be provided by this Addendum in case of a Change in Control occurring 60 days or less after an Involuntary Termination preceding that Change in Control, any cancellation or termination of unvested Covered Options or Specified Restricted Stock that would occur as a result of the Involuntary Termination will be deferred until it is determined that no vesting of those Covered Options or Specified Restricted Stock will occur pursuant to this Addendum. However, notwithstanding the foregoing, this Addendum will not extend the term or cause vesting of any Covered Options or Specified Restricted Stock that have lapsed upon expiration of their initial term or canceled before occurrence of the Involuntary Termination and Change in Control required to trigger vesting under this Addendum.

2.    The benefits provided to Optionee under this Addendum will in each case be contingent upon and subject to Optionee’s execution and delivery to the Company, and the effectiveness upon any applicable period of revocability, of a written release in substantially the form attached hereto as Exhibit A.

3.      (a)    The benefits provided to Optionee under this Addendum will be subject to appropriate income tax withholding and other deductions required by applicable laws or regulations or approved by Optionee, and Optionee will be responsible for all income taxes payable as a result of receipt of benefits under this Addendum.

(b)    If Optionee becomes obligated to pay any excise tax on excess parachute payments under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any similar or successor law or regulation, whether as a result of benefits provided to Optionee under this Addendum or another agreement by or plan of the Company or any Affiliate of the Company, or both, the Company shall pay an additional amount (the “Gross-Up Payment”) to Optionee at the time specified in the following paragraph. The Gross-Up Payment shall be equal to the amount necessary so that the net amount retained by Optionee, after subtracting the parachute excise tax imposed by Section 4999 of the Code or any successor statute then in effect (the “Excise Tax”), and after also subtracting all federal, state or local income tax, FICA tax and Excise Tax on the Gross-Up Payment, shall be equal to the net amount Optionee would have retained if no Excise Tax had been imposed and no Gross-Up Payment had been paid. The amount of the Gross-Up Payment shall be determined in good faith by independent accountants or tax counsel selected by the Company and acceptable to Optionee, who shall apply the following assumptions: (i) Executive shall be treated as paying federal income taxes at the highest marginal rate in the calendar year in which the Gross-Up Payment is made, and (ii) Optionee shall be treated as paying state and local income taxes at the highest marginal rate(s) in the calendar year in which the Gross-Up Payment is made in the locality of Optionee’s residence as of the effective date of Optionee’s termination or resignation, net of the maximum reduction in federal income taxes that could be obtained from deducting those state and local taxes.

The Gross-Up Payment shall be made within five business days after the event that triggered the Company’s obligation to provide the benefits upon which taxes as described in this Section 3 are payable (the “Triggering Event”), provided that if the Gross-Up Payment cannot be determined within that time, the Company shall pay Optionee within that time an estimate, determined in good faith by the Company, of the minimum amount of the Gross-Up Payment and shall pay the remainder (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount can be determined but in no event later than the 30th day after the Triggering Event. If the estimated payment is more than the amount later determined to have been due, the excess (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be repaid by Optionee within five business days after written demand.

If the actual Excise Tax imposed is less than the amount that was taken into account in determining the amount of the Gross-Up Payment, Optionee shall repay at the time that the amount of the reduced Excise Tax is finally determined the portion of the Gross-Up Payment attributable to that reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax, FICA tax and federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by Optionee, to the extent the repayment results in a reduction in or refund of the Excise Tax, FICA tax or federal, state or local income tax), plus interest on the amount of the repayment at the rate provided in Section 1274(b)(2)(B) of the Code. If the actual Excise Tax imposed is more than the amount that was taken into account in determining the amount of the Gross-Up Payment, the Company shall make an additional gross-up payment in respect of such excess (plus interest at the rate provided in Section 1274(b)(2)(B) of the Code) at the time that the amount of the excess is finally determined.

4.    For purposes of this Addendum, the following definitions apply:

“Cause” means (i) Optionee has engaged in any “Misconduct” as defined at the time thereof in the Company’s 2000 Equity Incentive Plan or the successor plan thereto; or (ii) Optionee’s conviction of, or plea of nolo contendere to, any felony or misdemeanor in which the actions forming the basis for the charges for which Optionee was convicted or to which Optionee pled nolo contendere manifested moral turpitude or fraud by Optionee, or that has a material adverse effect (including without limitation reputational effect) upon the Company, or that demonstrates that Optionee is manifestly unfit for a position of leadership and trust in the Company.

“Change in Control” has the meaning set forth at the time thereof in the Company’s 2000 Equity Incentive Plan or the successor plan thereto, provided that for purposes hereof the threshold for a Change in Control resulting from stock accumulation shall be 50% rather than 30%, and paragraph (i) of the definition of “Change in Control” in the 2000 Equity Incentive Plan shall accordingly be read to substitute 50% for 30% in each case therein.

“Covered Options” means (i) all options to purchase capital stock of the Company or its successor issued to Optionee at any time before execution of this Addendum other than options to purchase up to 476,667 shares issued on November 29, 2000 and options to purchase up to 23,333 shares granted on January 9, 2001, (ii) all options to purchase capital stock of the Company or its successor issued to Executive at any time after execution of this Addendum other than options that the Company specifies at any time within 30 days before or after the original date of issuance thereof are not Covered Options, and (iii) all options or other securities issued in replacement for such Covered Options.

“Disability” means Permanent Disability as defined at the time thereof in the Company’s 2000 Equity Incentive Plan, or the successor plan thereto.

“Executive Officers” means officers of the Company or its affiliates with whom the Company has entered into an addendum substantially in the form hereof.

Resignation with “Good Reason” means (i) breach by the Company of Optionee’s Employment Agreement or any other material legal obligation to Optionee in any material respect and failure to cure such breach within 15 days of receipt from Optionee of a written demand for cure delivered to the Company within 60 days after Optionee became aware of the breach, followed by resignation by Optionee of Optionee’s employment within 30 days after the end of such 15-day cure period; or (ii) resignation by Optionee of Optionee’s employment within 30 days after (A) being directed to relocate Optionee’s primary work location by more than 25 miles, which relocation would increase Optionee’s commuting distance over the distance to Optionee’s primary work location before the change; (B) Optionee’s level of responsibility, duties, title, or reporting relationships are diminished in any material way; (C) Optionee’s annual salary is reduced below $400,000 or by more than 15% in any 365-day period; (D) after January

1, 2006, Optionee’s bonus or other incentive compensation eligibility or participation is reduced disproportionately to other Executive Officers, taking into account relative annual salary levels (provided that non-payment to Optionee of incentive compensation because of Optionee’s failure to achieve reasonable performance milestones consistent with a written incentive compensation plan that was fairly administered will not constitute Good Reason); or (E) any successor to the Company or its business fails in any acquisition of the Company or its business, or any other reorganization or change-in-control transaction to assume in full all of the obligations of the Company under this Addendum.

“Involuntary Termination” means:

(i)    Optionee’s involuntary dismissal or discharge by the Company or its successor under circumstances other than Cause, death or Disability, or

(ii)    Optionee’s resignation with Good Reason.

“Specified Restricted Stock” means 550,000 shares of common stock of the Company issued to Optionee, and subject to restrictions, pursuant to that certain Restricted Stock Agreement between Optionee and the Company dated as of December 23, 2002 (the “RSA”)

5.      (a)    Except as described in the second sentence of this Section 5(a), this Addendum supersedes any and all (i) previous agreements or addenda related to acceleration of option vesting upon a Change in Control or “Corporate Transaction” (including without limitation the Old Stock Option Addendum), all of which are hereby terminated and of no further force or effect and (ii) contrary provisions of any plan pursuant to which Covered Options are granted. However, this Addendum is a supplement to, and not a limitation of, the rights of Optionee under the plans pursuant to which the Covered Options were issued, and nothing in this Addendum limits acceleration of stock options or other benefits provided to Optionee under stock plans of the Company or separate written agreements entered into by the Company or its successors on or after the date hereof.

(b)    If Optionee has rights to acceleration of vesting of the same stock options under this Addendum and also under a separate severance plan or agreement, which rights are triggered in connection with the same termination of employment, then the rights as set forth herein shall govern, such that Optionee’s rights under Section 3(b) hereof will apply to all stock option acceleration, and any rights of the Company under any such separate severance plan or agreement to cancel stock options or to rescind stock option exercises, or to cease or recover severance payments, will not be applicable. However, this Addendum will supplement but not limit any rights of Optionee to receive cash severance payments pursuant to any separate severance plan or agreement.

(c)    Without limiting the foregoing, if Optionee becomes entitled to the benefits provided under this Addendum, Section 4.14 of the Company’s 2000 Equity Incentive Plan, and any similar provisions of any other plan or agreement otherwise applicable to Optionee or Optionee’s Covered Options, will cease to apply to, and will in no way affect or confer upon the Company, its successors, or any other party, any rights against, Optionee or Covered Options.

6.    Sections 10(b) [Notices], 10(d) [Governing Law; Severability], 10(e) [Remedies], 10(f) [Arbitration], 10(g) [Waivers; Amendments] and 10(h) [Counterparts] of the Employment Agreement shall be applicable to this Addendum as though set forth herein. Without limiting the foregoing, it is specifically intended that the prevailing party in disputes hereunder be entitled to recover attorneys’ fees and costs as set forth in Section 10(f) of the Employment Agreement.

IN WITNESS WHEREOF, the Company and Optionee have entered into this Addendum as of the date first above set forth.

EXULT, INC.

By:
	James C. Madden, V President & CEO	Kevin M. Campbell

EXHIBIT A

RELEASE

THIS RELEASE (this “Release”) is entered into as of                     , by Kevin M. Campbell (“Executive”) in favor of Exult, Inc. (“Exult” or the “Company”) and certain other parties as set forth herein.

Contingent upon Executive’s execution and delivery to the Company of this Release, the Company is obligated to provide certain benefits to Executive pursuant to the Exult, Inc. Executive Severance Plan and related Amended and Restated Severance Agreement entered into as of December 23, 2003 by and between Executive and the Company and/or that certain Amended and Restated Stock Option Addendum entered into as of December 23, 2003 by and between Executive and the Company (the “Severance Arrangements”). In consideration of the receipt by Executive of benefits pursuant to the Severance Arrangements, Executive hereby agrees as follows:

1. Total Obligation. Executive acknowledges and agrees that the benefits provided pursuant to the Severance Arrangements, along with the payments listed on Schedule 1 to this Release for any accrued unpaid vacation, salary and bonus payments, receipt of which is hereby acknowledged, are the sole and exclusive amounts which the Company is obligated to pay to Executive, and all other claims for compensation in any form, including but not limited to commissions, bonuses, consulting fees and overtime wages are hereby waived. The cash payment portion of the benefits the Company is obligated to provide to Executive pursuant to the Severance Arrangements may be reduced in offset by the amount of any monetary obligation of Executive to the Company or to an affiliate of the Company.

2. Release.

(a) As of the Effective Date, Executive, for Executive and for Executive’s heirs, executors, administrators, successors and assigns, does hereby fully and forever release, discharge and acquit the Company, its affiliates and their respective current and former members, partners, principals, shareholders, directors, officers, agents, attorneys, predecessors, employees, representatives, clients, suppliers, service providers, and contractors and the successors and assigns of each of them (“Released Parties”), of and from any and all charges, grievances, complaints, claims, demands, obligations, promises, agreements, damages, actions, causes of action, suits, rights, costs, losses, debts, expenses (including attorneys’ fees and costs), liabilities, and indebtedness, of every type, kind, nature, description or character, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, arising out of, relating to or in any way connected with (i) Executive’s employment or retention with the Company or its affiliates; (ii) the termination of Executive’s employment or retention; (iii) any violation of local, state or federal law, including, but not limited to, the Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act (“OWBPA”), Americans with Disabilities Act, California Fair Employment & Housing Act, Age Discrimination in Employment Act of 1967, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, as amended, Civil Rights Act of 1866, Rehabilitation Act of 1973, as amended, Employee

Retirement Income Security Act of 1974, as amended, claims under the California Labor Code or other comparable state laws; (iv) wrongful termination, breach of the covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, defamation, invasion of privacy, breach of employment contract, fraud or negligent misrepresentation; and (v) any other event, act or omission arising on or before the Effective Date (the “Released Matters”). Notwithstanding the foregoing, the Released Matters shall not include any claims by Executive for: (A) Executive’s rights under the Severance Arrangements and this Release; (B) Executive’s rights to benefits under Exult’s 401(k) plan and any other written plan or written arrangement pursuant to which Executive received benefits that have accrued and vested as the time of termination of Executive’s employment; (C) Executive’s rights pursuant to the applicable stock option plan to exercise stock options granted to Executive that are vested (including without limitation pursuant to the Severance Arrangements) but not exercised or revoked pursuant to the applicable stock option plan or the Severance Arrangements, and other rights of Executive pursuant to the plan pursuant to which such stock options were granted or written agreements related to such stock options; (D) statutory rights arising solely as a result of Executive’s ownership of Exult shares and held in common with other Exult stockholders; (E) any claim Executive may make for unemployment or workers’ compensation benefits; or (F) rights to defense, indemnity, and reimbursement pursuant to any written plan or written commitment of the Company.

(b) Executive specifically agrees not to claim, and has waived any right to claim, to have been under duress in connection with the review, negotiation, execution and delivery of this Release.

(c) Executive acknowledges and agrees that the releases made herein constitute final and complete releases of the Released Parties with respect to all Released Matters, and that by signing this Release, Executive is forever giving up the right to sue or attempt to recover money, damages or any other relief from the Released Parties for all claims Executive has or may have with respect to the Released Matters (even if any such claim is unforeseen as of the date hereof).

(d) Executive represents and warrants that Executive understands California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Executive, being aware of Section 1542, hereby expressly waives any and all rights Executive may have thereunder as well as under any other statute or common law principles of similar effect under the laws of any state or the United States. This Release shall act as a release of all future claims that may arise from the Released Matters, whether such claims are currently known or unknown, foreseen or unforeseen including, without limitation, any claims for damages incurred at any time after the date of this Release resulting from the acts or omissions which occurred on or before the date of this Release of any of the Released Parties.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released Parties, Executive expressly acknowledges that this Release is intended to include in its effect, without limitation, all Released Matters which Executive does not know or suspect to exist in his favor at the time of execution hereof, and that this Release contemplates the extinguishment of all such Released Matters.

3. No Claims. Executive represents and warrants that Executive has not instituted any complaints, charges, lawsuits or other proceedings against any Released Parties with any governmental agency, court, arbitration agency or tribunal. Executive further agrees that, except to the extent that applicable law prohibits such agreements, Executive will not, directly or indirectly, (i) file, bring, cause to be brought, join or participate in, or provide any assistance in connection with any complaint, charge, lawsuit or other proceeding or action against any Released Parties at any time hereafter for any Released Matters, (ii) assist, encourage, or support employees or former employees or stockholders or former stockholders of Exult or any of its affiliates in connection with any lawsuit, charge, claim or action they may initiate, unless compelled to testify by appropriate civil processes; or (iii) defend any action, proceeding or suit in whole or in part on the grounds that any or all of the terms or provisions of this Release are illegal, invalid, not binding, unenforceable or against public policy. In addition, Executive will refrain from bringing or dismiss, as applicable, any claim against any third party if any Released Party would be required to defend or indemnify that third party in connection with such claim. If any agency or court assumes jurisdiction of any complaint, charge, or lawsuit against Exult or any Released Party, on Executive’s behalf, Executive agrees to immediately notify such agency or court, in writing, of the existence of this Release, including providing a copy of it and to request, in writing, that such agency or court dismiss the matter with prejudice.

4. Advice of Counsel. Executive represents and agrees that he or she fully understands his or her right to discuss, and that Exult has advised Executive to discuss, all aspects of this Release with Executive’s private attorney, that Executive has carefully read and fully understands all the provisions of the Release, that Executive understands its final and binding effect, that Executive is competent to sign this Release and that Executive is voluntarily entering into this Release.

5. Acknowledgment. Executive represents and agrees that in executing this Release Executive relies solely upon his own judgment, belief and knowledge, and the advice and recommendations of any independently selected counsel, concerning the nature, extent and duration of Executive’s rights and claims. Executive acknowledges that no other individual has made any promise, representation or warranty, express or implied, not contained in this Release, to induce Executive to execute this Release. Executive further acknowledges that Executive is not executing this Release in reliance on any promise, representation, or warranty not contained in this Release.

6. Return of Property. Executive will immediately return all Exult property, documents, files, records, equipment, instruction manuals and other items concerning the business of Exult, its parent or subsidiary companies, or any related entity that are in Executive’s possession or under Executive’s control.

7. Non-Disclosure. Executive shall keep the terms of this Release confidential, and, with the exception of his spouse and legal counsel or as compelled by law, Executive will not disclose any information concerning this Release to anyone.

8. Binding on Successors and Assigns. This Release shall inure to the benefit of and be binding upon the successors and assigns of Exult and shall inure to the benefit of and be binding upon Executive’s heirs, executors, administrators, successors and assigns.

9. Arbitration. Executive acknowledges and agrees that any dispute regarding the application, interpretation or breach of this Release will be subject to final and binding arbitration before the American Arbitration Association (“AAA”) (an entity unaffiliated with Exult which provides arbitration services), which will be the exclusive remedy for such claim or dispute. Such claim or dispute shall be resolved by one (1) arbitrator that shall be mutually selected by Executive and Exult. If Executive and Exult cannot mutually select an arbitrator, the arbitrator shall be appointed in accordance with the then-existing commercial arbitration rules of the AAA. Any resolution, opinion or order of the AAA may be entered as a judgment in any court of competent jurisdiction. This Release shall be admissible in any proceeding to enforce its terms.

10. Severability. If any provision of this Release is found, held, declared, determined, or deemed by any court of competent jurisdiction to be void, illegal, invalid or unenforceable under any applicable statute or controlling law, the legality, validity, and enforceability of the remaining provisions will not be affected and the illegal, invalid, or unenforceable provision will be deemed not to be a part of this Release

11. Governing Law. This Release shall be construed and interpreted in accordance with California law.

12. Proprietary Information Agreement. Executive hereby reaffirms all of Executive’s agreements and covenants set forth in that certain Proprietary Information and Inventions Agreement by and between Executive and Exult.

13. Entire Agreement. This Release contains the entire agreement and understanding between Executive and Exult regarding the matters set forth herein and replaces all prior agreements, arrangements and understandings, written or oral regarding the subject matter hereof. This Release cannot be amended, modified, supplemented, or altered, except by written amendment or supplement signed by Executive and Exult.

14. Counterparts. This Release may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument. Facsimile transmission of this Release and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original and will be binding for all purposes.

15. Review and Effectiveness.

(a) This Section 15(a) applies only if Executive is aged under forty (40). This Release is effective as of the date first written above (the “Effective Date”).

(b) This Section 15(b) applies only if Executive is aged forty (40) and above.

(i) Executive acknowledges that prior to signing this Release, Executive was offered up to forty-five (45) days to consider whether to sign this Release. Executive further acknowledges receiving the disclosures required under the ADEA and OWBPA attached hereto.

(ii) Executive understands that he or she is entitled to revoke this Release within seven (7) days after its execution. The eighth (8th) day after Executive’s execution and delivery of this Release will be the “Effective Date”. This Release will be effective and enforceable beginning on the Effective Date unless Executive delivers written revocation of this Release to Exult’s Chief Executive Officer at 4 Park Plaza, Suite 1000, Irvine, California 92614, facsimile 949/553-1541 before the Effective Date, in which case this Release will be of no force or effect; and

(iii) Executive acknowledges that Section 4 regarding Executive’s consultation with his attorney applies, among other things to the ADEA and OWBPA.

IN WITNESS WHEREOF, Executive has executed this Release as of the date first written above.

EXECUTIVE
Kevin M. Campbell

Schedule 1 to

Release

Calculate Executive’s accrued unpaid vacation, and any salary and bonus amounts that are payable. These should be listed on this schedule and paid at the time of termination.